[MCDERMOTT WILL & EMERY LLP Letterhead]

May 18, 2006

Phoenix Adviser Trust
c/o Phoenix Equity Planning Corporation
101 Munson Street
Greenfield, Massachusetts  01301

Re:  Merger of Phoenix Overseas Fund into Phoenix Foreign Opportunities Fund

Ladies and Gentlemen:

We are acting as special tax counsel to Phoenix Adviser Trust ("Adviser Trust"), a Delaware statutory trust, in connection with the reorganization (the "Reorganization") contemplated by the Form of Agreement and Plan of Reorganization (the "Agreement") by and between Phoenix-Kayne Funds ("Kayne Funds"), a Delaware statutory trust, on behalf of the Phoenix Overseas Fund (the "Merging Fund"), a separate series of Kayne Funds, and Adviser Trust, on behalf of the Phoenix Foreign Opportunities Fund (the "Surviving Fund"), a separate series of Adviser Trust, and attached as Exhibit A to the registration statement (the "Registration Statement") filed April 13, 2006, with the Securities and Exchange Commission (the "SEC") on Form N-14/AE (Registration No. 333-106142) under the Securities Act of 1933 (the "Act"). The Reorganization will consist of the transfer of all of the assets of the Merging Fund to the Surviving Fund in exchange solely for voting shares of the Surviving Fund (collectively, the "Surviving Fund Shares"), the assumption by the Surviving Fund of all liabilities of the Merging Fund, and the distribution of the Surviving Fund Shares to the shareholders of the Merging Fund in complete liquidation of the Merging Fund, as provided in the Agreement.

In connection with rendering our opinion, we have examined the Agreement, the Registration Statement, the representation letter of Kayne Funds and Adviser Trust dated May 17, 2006 (the "Representation Letter"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. We understand that, for purposes of the Representation Letter, you have received representations regarding certain aspects of the Reorganization from the investment advisors and/or investment sub-advisors responsible for day-to-day investment decisions with respect to the Merging Fund and the Surviving Fund.

In addition, we have assumed with your consent that (i) the Reorganization will be consummated in accordance with the provisions of the Agreement and in the manner contemplated in the Registration Statement, and none of the terms or conditions contained therein have been or will be modified in any respect relevant to this opinion; (ii) the statements and representations

Phoenix Adviser Trust
May 18, 2006
Page 2


concerning the Reorganization set forth in the Registration Statement, the Representation Letter, and the other documents referred to herein are, and, as of the effective time of the Reorganization, will be, true, accurate, and complete in all material respects; (iii) any representation or other statement in the Representation Letter or any other document referred to herein made "to the best of the knowledge" or similarly qualified is, and, as of the effective time of the Reorganization, will be, in each case, correct without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or other statement contained in the Agreement, the Registration Statement, or the Representation Letter; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations set forth in the Representation Letter, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes, the Reorganization will qualify as a tax-free reorganization described in section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

Our opinion is based on the Code, Treasury Regulations, case law, and Internal Revenue Service ("IRS") rulings as they exist on the date hereof. Our opinion represents our best legal judgment as to the matter addressed herein, but is not binding on the IRS or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion has been rendered to you solely for purposes of satisfying the requirement set forth in Section 9.4 of the Agreement. This opinion letter (and the opinion expressed herein) may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval; provided, however, that in accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Act, we hereby consent to the use of our name under the heading "The Proposed Reorganization -- Federal Income Tax

Phoenix Adviser Trust
May 18, 2006
Page 3

Consequences" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder. This opinion is not intended or written to be used, and cannot be used, for the purposes of (i) avoiding penalties under the Code or (ii) promoting, marketing, or recommending to another party any transaction or matter addressed herein.

Very truly yours,
MCDERMOTT WILL & EMERY LLP

/s/ MCDERMOTT WILL & EMERY LLP